                                                                   EXHIBIT 12.1

                           STERLING CHEMICALS, INC.

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                                                                              HOLDINGS
                                                                            THREE MONTHS      STERLING
                                     HOLDINGS                   STERLING        ENDED       THREE MONTHS
                             YEAR ENDED SEPTEMBER 30,           MAY 14 TO   DECEMBER 31,       ENDED
                          ----------------------------------  SEPTEMBER 30, --------------  DECEMBER 31,
                          1992   1993   1994    1995   1996       1996       1995    1996       1996
                          -----  -----  -----  ------  -----  ------------- ------  ------  ------------
                                                   (DOLLARS IN MILLIONS)
EARNINGS
Income (loss) before
 taxes and extraordinary
 items..................  $ 9.2  $(7.0) $28.2  $228.1  $50.4      $0.6      $ 19.8  $ (9.7)    $(3.7)
Add:
  Interest and debt
   related expenses, net
   of interest income...    8.4   22.4   22.1    14.6   13.4       1.6         1.6    18.6      14.8
  Portion of rents
   representative of the
   interest factor......    1.4    2.2    2.3     4.0    2.2                   0.7     0.9       0.9
                          -----  -----  -----  ------  -----      ----      ------  ------     -----
Earnings (as adjusted)..  $19.0  $17.6  $52.6  $246.7  $66.0      $2.2       $22.1   $ 9.8     $12.0
                          =====  =====  =====  ======  =====      ====      ======  ======     =====
FIXED CHARGES
  Interest on
   indebtedness.........  $ 8.4  $22.4  $22.1  $ 14.6  $13.4      $1.6      $  1.6  $ 18.6     $14.8
  Capitalized interest..    0.9    0.3    0.1     1.0    4.1       0.3         0.6     2.2       2.2
  Portion of rents
   representative of the
   interest factor......    1.4    2.2    2.3     4.0    2.2                   0.7     0.9       0.9
                          -----  -----  -----  ------  -----      ----      ------  ------     -----
Fixed charges...........  $10.7  $24.9  $24.5  $ 19.6  $19.7      $1.9         2.9  $ 21.7     $17.9
                          =====  =====  =====  ======  =====      ====      ======  ======     =====
RATIO OF EARNINGS TO
 FIXED CHARGES(1).......    1.8x    --    2.1x   12.6x   3.4x      1.2x        7.6x     --        --
                          =====  =====  =====  ======  =====      ====      ======  ======     =====
DEFICIENCY OF EARNINGS
 TO COVER FIXED CHARGES.         $ 7.3                                              $ 11.9     $ 5.9
                          =====  =====  =====  ======  =====      ====      ======  ======     =====

-------
(1) For purposes of computing these ratios, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense on debt, amortization of financing costs, capitalized interest and the portion (approximately one-third) of rental expense that management believes is representative of the interest component of rental expense.